Registration No. 333-180300-03

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Credit Suisse AG
(Exact Name of Registrant as Specified in Its Charter)

Canton of Zurich, Switzerland
(State of Incorporation or Organization)

13-5015677
(I.R.S. Employer Identification No.)

Paradeplatz 8
CH 8070 Zurich, Switzerland
(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
VelocitySharesTM Daily Inverse VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030	The NASDAQ Stock Market

VelocitySharesTM Daily Inverse VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030	The NASDAQ Stock Market

VelocitySharesTM VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030	The NASDAQ Stock Market

VelocitySharesTM VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030	The NASDAQ Stock Market

VelocitySharesTM Daily 2x VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030	The NASDAQ Stock Market

VelocitySharesTM Daily 2x VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030	The NASDAQ Stock Market

VelocitySharesTM 3x Long Gold ETN linked to the S&P GSCI® Gold Index ER due October 14, 2031	The NASDAQ Stock Market

VelocitySharesTM 3x Long Silver ETN linked to the S&P GSCI® Silver Index ER due October 14, 2031	The NASDAQ Stock Market

VelocitySharesTM 2x Long Platinum ETN linked to the S&P GSCI® Platinum Index ER due October 14, 2031	The NASDAQ Stock Market

VelocitySharesTM 3x Inverse Gold ETN linked to the S&P GSCI® Gold Index ER due October 14, 2031	The NASDAQ Stock Market

VelocitySharesTM 3x Inverse Silver ETN linked to the S&P GSCI® Silver Index ER due October 14, 2031	The NASDAQ Stock Market

VelocitySharesTM 2x Inverse Platinum ETN linked to the S&P GSCI® Platinum Index ER due October 14, 2031	The NASDAQ Stock Market

Securities to be registered pursuant to Section 12(g) of the Act:
None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates: 333-180300-03

Item 1.  Description of Registrants’ Securities to be Registered.

For a description of the securities to be registered hereunder, reference is made to the information under the heading “Description of Debt Securities” in the Registrants’ Prospectus dated March 23, 2012 included in the Registration Statement on Form F-3 as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (Registration No. 333-180300-03) (the “Prospectus”), the information under the heading “Description of Notes” in the Registrant’s Prospectus Supplement dated March 23, 2012 as filed with the Commission on March 23, 2012 pursuant to Rule 424(b)(2) under the Securities Act (the “Prospectus Supplement”) and the information under the headings “Summary,” “Risk Factors,” “Description of the ETNs” and “Specific Terms of the ETNs” on pages PS-1 through PS-12, PS-27 through PS-41, PS-51 through PS-52 and PS-53 through PS-60, respectively, of the Registrant’s related Pricing Supplement No. VLS ETN-1/A29, dated October 29, 2013, and pages PS-1 through PS-15, PS-18 through PS-38, PS-48 through PS-50 and PS-51 through PS-60, respectively, of Pricing Supplement No. VLS ETN-2/A7, dated August 30, 2013, each as filed with the Commission on October 29, 2013 and August 30, 2013, respectively, pursuant to Rule 424(b)(2) under the Securities Act, which information is incorporated herein by reference and made part of this Registration Statement in its entirety.  The description of the securities contained in the Pricing Supplements filed pursuant to Rule 424(b)(2) under the Securities Act under Registration Statement No. 333-180300-03, which contain the final terms and provisions of the securities, including the maturity date of the securities, is hereby deemed to be incorporated by reference into this Registration Statement and to be a part hereof.  The outstanding principal amount of each series of the securities registered hereby may be increased from time to time in the future due to further issuances of securities of such series having substantially the same terms. If any such additional securities are issued, pricing supplements relating to them will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities of each series registered hereby are, and any additional securities of any such series registered hereby in the future will be, all part of a single series of such securities as described in the documents referenced above.

Item 2.  Exhibits.

Exhibit No.	Exhibit Description

4.1
Form of Senior Indenture between Credit Suisse AG (formerly known as Credit Suisse) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, dated as of March 29, 2007 (incorporated by reference to Exhibit 4.12 to the Registrant’s Registration Statement on Form F-3 filed on March 23, 2012 (Registration No. 333-180300-03)).

4.2
First Supplemental Indenture, dated May 6, 2008, between Credit Suisse AG (formerly known as Credit Suisse) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, to the Senior Indenture, dated March 29, 2007, between Credit Suisse AG and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 6-K filed on May 9, 2008).

4.3
Second Supplemental Indenture, dated March 25, 2009, between Credit Suisse AG (formerly known as Credit Suisse) and The Bank of New York Mellon, as trustee, to the Senior Indenture, dated as of March 29, 2007, between Credit Suisse AG and The Bank of New York (formerly known as The Bank of New York), as trustee (incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 6-K filed on March 25, 2009).

99.1
Pricing Supplements No. VLS ETN-1/A29, dated October 29, 2013, and No. VLS ETN-2/A7, dated August 30, 2013, the Prospectus Supplement dated March 23, 2012 and the Prospectus dated March 23, 2012. (Pricing Supplements No. VLS ETN-1/A29 and No. VLS ETN-2/A7 are incorporated by reference from the Registrant’s filing pursuant to Rule 424(b)(2) on October 29, 2013 and August 30, 2013, respectively, and the Prospectus Supplement and Prospectus are each incorporated by reference from the Registrant’s filings pursuant to Rule 424(b)(2) on March 23, 2012.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 29, 2013	CREDIT SUISSE AG

By: /s/ Michael G. Clark
	Name:	Michael G. Clark
	Title:	Authorized Signatory

By: /s/ Gina Orlins
	Name:	Gina Orlins
	Title:	Authorized Signatory